Exhibit No. 99 (10)

Citigroup Inc.
A$ Programme for the issuance of
Medium Term Notes, Series M
(“Programme”)

A$450,000,000 Floating Rate Notes due 9 June 2010

The securities described herein have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

1	Issuer:	Citigroup Inc.
6	Status of the Notes:	Senior
7	Currency: - of Denomination - of Payment	Australian dollars Australian dollars
8	Aggregate Principal Amount of Tranche:	A$450,000,000
9	Issue Date:	9 June 2005
10	Issue Price:	100.000%
11	Specified Denominations:	A$10,000 (However, the minimum subscription price for offers made in, to or from Australia must be at least A$500,000)
12	Record Date:	The twelfth day before the relevant date for payment
13	Interest:	Interest bearing
(a) Interest Rate:
3 month AUD-BBR-BBSW plus 0.240% p.a.

For the purposes of calculating the above Interest Rate:

3 month AUD-BBR-BBSW means, for an Interest Period, the average mid rate for Bills having a tenor closest to the Interest Period as displayed on the "BBSW" page of the Reuters Monitor System on the first day of that Interest Period. However, if the average mid rate is not displayed by 10.30am on that day, or if it is displayed but there is an obvious error in that rate, 3 month AUD-BBR-BBSW means the rate set by the Issuer in good faith at approximately 10.30am on that day, having regard, to the extent possible, to the mid rate of the rates otherwise bid and offered for Bills of that tenor at or around that time; and

Bill has the meaning in the Bills of Exchange Act 1909 of Australia and reference to the acceptance of a Bill is to be interpreted in accordance with that Act.

	(b) Interest Payment Dates:	Each 9 March, 9 June, 9 September and 9 December beginning on 9 September 2005 and ending on the Maturity Date
	(c) Interest Period End Dates:	Interest Payment Dates
	(d) Day Count Fraction:	Actual/365
	(e) Interest Commencement Date:	Issue Date
14	Applicable Business Day Convention:
	- for Interest Payment Dates:	Modified Following Business Day Convention
	- for Maturity Date and any other Instalment Dates:	Modified Following Business Day Convention
	- for Interest Period End Dates:	Modified Following Business Day Convention
	- any other date:	Modified Following Business Day Convention
18	Maturity Date:	9 June 2010
19	Maturity Redemption Amount:	Outstanding Principal Amount
20	Early Redemption:	Notes may be redeemed at the option of the Issuer for taxation reasons. Notes may not otherwise be redeemed at the option of the Issuer.
22	Early Redemption Amount:	Outstanding Principal Amount
23	Early Redemption Amount (Default):	Outstanding Principal Amount
24	Events of Default:
	(a) Early Termination Amount:	Outstanding Principal Amount